Exhibit 99.1

Contacts:

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Appoints Laura Oliphant to Board of Directors

Fremont, CA (July 18, 2019) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced it has appointed Laura Oliphant to its board of directors, bringing the board's current membership to seven directors. Dr. Oliphant is an experienced CEO, board member, and investor with more than 20 years of technology industry experience.

“Laura brings both business and technical expertise in the semiconductor industry and test equipment space and a deep knowledge of our customers,” said Gayn Erickson, president and CEO of Aehr Test Systems. “She has proven experience in generating revenue growth, supply chain management, M&A and capital markets, and we look forward to her contributions as we continue to focus on expanding opportunities for the Company.”

Dr. Oliphant served as an Investment Director at Intel Capital, Intel's venture capital organization, from 2001 to 2016, where she made and managed investments in the semiconductor capital equipment and materials areas, including semiconductor test equipment. While at Intel, she was awarded the company’s highest award, the Intel Achievement Award, for the strategic impact of her contributions. She also served as a supply chain program manager in Intel’s Technology and Manufacturing Group, responsible for negotiating major technical and commercial contracts. After leaving Intel, Dr. Oliphant served as CEO of Translarity, an investor-backed, semiconductor test startup. She currently serves as a Managing Partner with Spirit Ventures, a new VC firm focused on investment in key enabling technologies for future applications.

Dr. Oliphant is a holder of the National Association of Corporate Directors Board Leadership Fellowship, and has served on the boards of numerous companies throughout her career. She currently holds board seats at Novelda AS and Numascale AS, both technology companies based in Oslo, Norway. She received her PhD in Chemical Engineering from the University of California, Berkeley.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has over 2,500 systems installed worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

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